Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE
Contacts:    Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES NAMES NEW CHIEF FINANCIAL OFFICER

HOUSTON — October 31, 2018 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced that Michael W. Metcalf has been named Executive Vice President of Powell Industries, Inc. effective November 5, 2018 and will be named Chief Financial Officer following the announcement of the Company’s financial results for the quarter and year ended September 30, 2018 and the filing of its Annual Report on Form 10-K for the year ended September 30, 2018. Don R. Madison will remain as the Company’s chief financial officer until that time.
Brett Cope, President and Chief Executive Officer, stated, “We are extremely pleased to welcome Mike to our leadership team. He brings over 27 years of financial, accounting, supply chain and global operating experience at leading industrial companies. He is accustomed to the engineered-to-order, long-cycle project environment that differentiates Powell in the market. We look forward to the benefit of his leadership and expertise.”
Since 1998 until joining Powell, Mr. Metcalf held financial management positions with General Electric Company. Most recently, Mr. Metcalf served as CFO Aeroderivative Products, GE Power effective August 6, 2018. Prior to this role, he served as the Chief Financial Officer of Artificial Lift Systems, Baker Hughes, a General Electric company, from August 7, 2017 to August 3, 2018 and CFO of GE Oil & Gas Production Solutions from November 2, 2015 to August 4, 2017. Mr. Metcalf is also bringing with him both operational and international experience having served as the CFO for GE Oil & Gas Supply Chain Operations from April 18, 2011 to October 30, 2015. Mr. Metcalf holds a bachelor’s degree in finance from the State University of New York at Buffalo and a Master of Business Administration from Syracuse University.
Cope concluded, “I would also like to again thank Don Madison for his 17 years of dedication to Powell and wish him all the best during his well-earned retirement.”
Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy.  Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways.   For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

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